SIGNAL APPAREL COMPANY, INC.
P. O. Box 4296
200-A Manufacturers Road
Chattanooga, Tennessee 37405
(615) 756-8146

CORPORATE OFFICE

                                             March 15, 1995





Mr. William H. Watts
Signal Apparel Company, Inc.

Dear Bill:

This letter is to confirm the agreement between Signal Apparel
Company, Inc. and you relative to your appointment as an executive officer of Signal. The terms of our agreement are as follows:

1.   An annual base salary of $175,000.00;

2. You will be eligible to receive an annual bonus, payable in a lump sum following fiscal year end, based upon your personal performance as well as the performance of Signal Apparel. For 1995, this bonus will be discretionary and will be determined by the Company at the conclusion of the 1995 fiscal year based upon the Company's overall performance and your contribution to that performance. For years subsequent to 1995, your level of eligible bonus participation and the criteria for earning that level of bonus will be determined by the Company at the commencement of each fiscal year.

3. You will receive a $50,000 allocation to cover all expenses relative to your relocation to the Company's corporate offices in Chattanooga, Tennessee. Any relocation expenses in excess of this amount will be borne by you, and any amount of this allocation exceeding your relocation expenses may be retained by you.

4. You will be granted a stock option to purchase 100,000 shares of Signal's common stock at an option price of $4.00 per share in accordance with the terms and conditions of Signal's Employee Stock Option Plan. All of these options will be eligible for exercise one year from the date of grant conditional upon you remaining an employee of Signal through this period.
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     At the present time, there are insufficient shares remaining under the Stock Option Plan to cover this grant, and therefore, this grant is conditional upon additional shares being authorized for the Plan by the Company's shareholders at the upcoming annual meeting;

5. This Agreement will be for a period of three years commencing January 1, 1995 and ending December 31, 1997. Should your employment with the Company be terminated during this period for reasons other than good cause, you will be entitled to severance pay at your then current level of pay for the lesser of one year or the remaining term of this Agreement. For purposes of this Agreement, "good cause" shall include:

     1. A court conviction involving an act or acts of personal dishonesty taken by you and intended to result in your personal enrichment at the expense of the Company;

     2. Repeated material failures by you to perform the duties which are assigned to you, which failures are not remedied in a reasonable amount of time after receipt of written notice from the Company.

     3.   The conviction of a felony involving moral turpitude.

     Any severance payment due pursuant to this provision will be made in a lump sum within thirty days of your termination by the Company.

6. During your employment by the Company, you will hold the position of Executive Vice President with overall responsibility for the Financial and MIS departments of Signal and with such other duties that may be assigned to you from time to time by your superior;

7. During your employment by the Company, you will be assigned to the corporate offices of the Company;

8. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without reference to the principals of conflict of laws;

9. This Agreement may not be amended or modified in any manner other than by a written agreement executed by the parties hereto.

If the above is an accurate statement of our agreement, please sign where indicated below and return a copy of this Agreement to the Company.

Sincerely,


\s\ Marvin Winkler
Marvin Winkler
Chairman of the Board &
Chief Executive Officer

MW/ps

AGREED:


/s/ William H. Watts
- -------------------------
Bill Watts

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